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Laura Hansen, Ph.D.

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Threshold Pharmaceuticals

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Threshold Pharmaceuticals Announces Data from Two Ongoing Phase 1/2

Trials of TH-302 at the 2013 ASCO Annual Meeting

– Responses Observed in Patients with Refractory Multiple Myeloma

Treated with TH-302 Plus Dexamethasone –

– Responses Observed in Patients with Renal Cell Carcinoma and Gastrointestinal Stromal

Tumors Treated with TH-302 Plus Sunitinib –

South San Francisco, CA – June 2, 2013 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced data from two ongoing Phase 1/2 trials evaluating TH-302, an investigational hypoxia-targeted drug, at the 49th Annual Meeting of the American Society of Clinical Oncology (ASCO), which is being held in Chicago, Ill., May 31 through June 4. Updated results from a Phase 1/2 study of TH-302 plus dexamethasone in patients with relapsed/refractory multiple myeloma were presented supplementing the data published in the meeting abstract (Abstract #8602). Of 12 evaluable patients, 2 achieved partial responses (PRs) and 2 minimal responses (MRs) for a clinical benefit rate (MR or better) of 33%. In a Phase 1/2 clinical trial of TH-302 administered in combination with the antiangiogenic therapy sunitinib, one of 4 patients with gastrointestinal stromal tumors (GIST) achieved a confirmed PR, and 3 of 4 patients with renal cell carcinoma (RCC) achieved PRs. Data from this study were published in an abstract included online in the ASCO 2013 Annual Meeting Proceedings (Abstract # e15557).

“These two studies expand our clinical experience with TH-302 and are consistent with our prior investigations in both hematological malignancies as well as in combination with antiangiogenic therapies,” said Tillman Pearce, M.D., Chief Medical Officer of Threshold. “These encouraging data further support our ultimate goal in developing TH-302 in a wide range of cancers where there is currently an unmet medical need.”

Phase 1/2 Study of TH-302 in Patients with Relapsed/Refractory Multiple Myeloma

As presented at the ASCO annual meeting, a total of 13 patients with relapsed/refractory multiple myeloma and a median number of 6 prior therapies initiated treatment with TH-302 plus dexamethasone in an ongoing Phase 1/2 trial. All patients had received prior therapy with regimens containing a proteasome inhibitor, an immunomodulatory drug (IMiD), and an alkylating agent. TH-302 was dosed at 240 mg/m2 (n=5), 340 mg/m2 (n=6), and 480 mg/m2 (n=2) for a median of 5 cycles. TH-302 was administered with dexamethasone (fixed oral 40 mg dose) on days 1, 4, 8, and 11 of a 21-day cycle.

Data from twelve efficacy evaluable patients were presented: 2 achieved partial responses (PRs), 2 achieved minimal responses (MRs), and 8 achieved stable disease (SD), representing a clinical benefit rate (MR or better) of 33%. No dose-limiting toxicity was reported in the first two dose groups. Two patients treated at 480 mg/m2 TH-302 plus dexamethasone had dose limiting toxicities of grade 3 stomatitis. The maximum tolerated dose of TH-302 was established at 340 mg/m2; dose expansion is ongoing at this dose.

“While IMiDs and proteasome inhibitors have changed the treatment paradigm for myeloma over the past decade, the future of myeloma therapy will depend on development of new therapeutic classes with novel biological activities,” said Irene Ghobrial, M.D., Associate Professor of Medicine at Dana-Farber Cancer Institute, and Principle Investigator of the Phase 1/2 study. “TH-302 is designed to selectively target hypoxia, a condition that has been associated with diseased bone marrows in models of myeloma. Targeting hypoxia may offer a new approach to treating patients with multiple myeloma. Though the data are limited, we are encouraged by these early signals of TH-302 activity, which support further evaluation of TH-302 in myeloma.”

Phase 1/2 Study of TH-302 and Sunitinib in Patients with RCC, GIST, and PNET

As published online in the ASCO 2013 Annual Meeting Proceedings, a total of 6 patients with RCC and 4 patients with GIST initiated treatment with TH-302 plus sunitinib in an ongoing Phase 1/2 study, which is also enrolling patients with pancreatic neuroendocrine tumors (PNET). Standard full dose sunitinib (50 mg) was administered daily from day 1 to day 28 of a 6-week cycle. TH-302 (240 mg/m2 and 340 mg/m2) was administered on days 8, 15 and 22. Patients had received a median number of 3 prior chemotherapies including prior sunitinib in 7 patients. One of 4 patients with GIST achieved a confirmed PR and 3 of 4 patients with RCC achieved PRs including 2 with confirmed PRs. No dose limiting toxicities were observed in the 3 patients in the 240 mg/m2 dose group; 1 patient of 5 evaluable in the 340 mg/m2 dose group experienced a dose limiting toxicity of stomatitis. “It is thought that by shutting down tumor vasculature, antiangiogenic therapies may increase tumor hypoxia and thus enhance the target for TH-302,” said Alexander Starodub, M.D., Ph.D., Medical Oncologist at Indiana University Health Goshen Center for Cancer Care, and Principle Investigator of the Phase 1/2 study. “Though the data are limited, we are encouraged to see responses even in patients who had received prior antiangiogenic therapy with sunitinib and believe further evaluation is warranted in patients with RCC, GIST and PNET.”

About TH-302

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under severe tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma (STS), and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer. Both Phase 3 trials are being conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of STS. TH-302 is also being investigated in hematological malignancies and other combination trials in solid tumors. Merck KGaA signed a global license and co-development agreement for TH-302 with Threshold in February 2012, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302 to treat patients with cancer. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether later trials confirm the results of earlier trials, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results), and actions of regulatory authorities, including the United States Food and Drug Administration. Further information regarding risks faced by Threshold is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on May 2, 2013 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

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